(a)(38)

AMENDMENT NO. 29 TO TRUST INSTRUMENT OF

ING FUNDS TRUST

Establishment of New Share Class

Effective: September 6, 2012

THIS AMENDMENT NO. 29 TO THE TRUST INSTRUMENT OF ING FUNDS TRUST (“IFT”), a Delaware statutory trust, dated July 30, 1998, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees of IFT (the “Board”) on September 6, 2012, with respect to ING Intermediate Bond Fund, a series of IFT (the “Fund”), acting pursuant to the Trust Instrument, including Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of IFT’s Trust Instrument. The resolutions serve to establish and designate a new share class for the Fund. The resolutions also reflect approval by the Board of the establishment and designation of a new share class for ING Floating Rate Fund and ING GNMA Income Fund. The determination has been made not to move forward with adding the new share class for ING Floating Rate Fund and ING GNMA Income Fund at this time.

ING FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Funds Trust (“IFT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of IFT at a meeting held on September 6, 2012 with regard to the establishment of Class R6 shares of IFT on behalf of ING Intermediate Bond Fund. The resolutions also reflect the establishment of Class R6 shares on behalf of ING Floating Rate Fund and ING GNMA Income Fund. The determination has been made not to move forward with adding the Class R6 shares for ING Floating Rate Fund and ING GNMA Income Fund at this time:

RESOLVED, that pursuant to the Trust Instrument, dated July 30, 1998, as amended (the “Trust Instrument”), of ING Funds Trust (“IFT”), including Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of the Trust Instrument, the designation of an additional class of shares for ING Floating Rate Fund, ING GNMA Income Fund, and ING Intermediate Bond Fund (collectively, the “Funds”), which shall be designated as “Class R6” shares be, and each hereby is, approved; and

FURTHER RESOLVED, that the officers of IFT be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the Trust Instrument, to establish the Class R6 shares, to be effective on a date deemed appropriate by the officers of IFT; and

FURTHER RESOLVED, that the officers of IFT be, and each hereby is, authorized to prepare, execute and deliver such instruments as are necessary to effect the addition of the Class R6 shares, including, but not limited to, the post-effective amendments to IFT’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, for the purpose of establishing the Class R6 shares for the Funds and to prepare and file such amendments to the Registration Statement in such form as may be approved by such officers and counsel.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated: May 29, 2013